Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Columbia Property Trust, Inc. and subsidiaries dated February 28, 2013, appearing in the Annual Report on Form 10-K of Columbia Property Trust, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 7, 2013